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                                                                    Exhibit 99.1

             ABBOTT AND ALZA PROVIDE UPDATE REGARDING MERGER VOTE


ABBOTT PARK, Ill., and MOUNTAIN VIEW, Calif., November 19, 1999 ... Abbott Laboratories (NYSE: ABT) and ALZA Corporation (NYSE: AZA) today announced that the companies have entered into an agreement related to the approval by ALZA stockholders of the proposed Abbott-ALZA merger. The companies have agreed that the closing of the merger would not occur unless new proxy materials are issued and a new meeting is held at which ALZA stockholders approve the merger.
Closing of the merger would also remain subject to obtaining Federal Trade Commission clearance and other closing conditions. As disclosed in recent SEC filings, ALZA is also continuing to review previously reported information as part of its due diligence process.

     ALZA Corporation, headquartered in Mountain View, Calif., is a research-based pharmaceutical products company with leading drug delivery technologies. The company applies its delivery technologies to develop pharmaceutical products with enhanced therapeutic value for its own portfolio and for many of the world's leading pharmaceutical companies. ALZA's sales and marketing efforts are currently focused in urology and oncology. The company employs approximately 2,000 people. In 1998, ALZA's sales and net earnings were $646.9 million and $108.3 million, respectively, with diluted earnings per share of $1.07.

     Abbott Laboratories is a global, diversified health care company devoted to the discovery, development, manufacture and marketing of pharmaceutical, diagnostic, nutritional and hospital products. The company employs 56,000 people and markets its products in more than 130 countries. In 1998, the company's sales and net earnings were $12.5 billion and $2.3 billion, respectively, with diluted earnings per share of $1.51.

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